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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                  June 18, 2003
                                                                 ---------------

                                  CERBCO, Inc.
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               (Exact Name of Registrant as Specified in Charter)

             Delaware                       0-16749               54-1448835
---------------------------------  ------------------------  -------------------
  (State or Other Jurisdiction     (Commission File Number)     (IRS Employer
        of Incorporation)                                    Identification No.)


  3421 Pennsy Drive, Landover, Maryland                           20785-1608
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 (Address of principal executive offices)                         (Zip Code)


               Registrant's telephone number including area code:
                              (301) 773-1784 (tel)
                              (301) 322-3041 (fax)

________________________________________________________________________________
          (Former name or former address, if changed since last report)

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Item 2.  Acquisition or Disposition of Assets.

         On June 18, Insituform East, Incorporated ("East"), an indirect, majority owned subsidiary of the registrant, CERBCO, Inc. (the "Registrant"), entered into an Asset Purchase Agreement (together with a contemporaneous side letter, the "Asset Purchase Agreement") with Insituform Technologies, Inc. ("ITI") providing for the sale by East to ITI (the "Asset Sale") of substantially all of East's non-real estate assets and on-going business, including East's Insituform(R) and NuPipe(R) licenses. The purchase price of $5.5 million is payable in cash at closing, subject to a 10% escrow in connection with certain adjustments and with East's indemnification obligations to ITI under the Asset Purchase Agreement. The Asset Purchase Agreement provides, among other things, for the purchase by ITI of (i) certain of East's operating vehicles, equipment and inventories, (ii) all of East's ongoing contracts (other than those of TRY TEK Machine Works, Inc., a wholly owned subsidiary of East) and (iii) East's Insituform(R) and NuPipe(R) licenses to which ITI is the counterparty. East will retain assets with an aggregate book value of approximately $8.9 million, consisting of all of its real estate assets as well as those non-real estate assets not purchased by ITI. East also will retain all of its pre-sale liabilities. The terms of the Asset Purchase Agreement, including the consideration payable thereunder, were negotiated by the parties on an arm's length basis.

         The Asset Purchase Agreement also requires that East adopt an amendment to its Certificate of Incorporation changing its corporate name to "INEI INCORPORATED" and that certain of East's subsidiaries change their respective corporate names.

         CERBERONICS, Inc., a wholly owned subsidiary of the Registrant and East's controlling stockholder of record, has approved the Asset Purchase Agreement and the Asset Sale, as well as the amendment to the East's Certificate of Incorporation effecting the contemplated change of its corporate name, by a written consent. Therefore, pursuant to Delaware law, no further action of the Registrant or of East's stockholders is required or will be sought.

         The closing of the Asset Sale, which is expected to occur by the end of August, 2003, is subject to certain customary conditions, which include a requirement that East provide notice of the sale to its stockholders.

         The foregoing summary of certain provisions of the Asset Purchase Agreement and of the Asset Sale are qualified in their entirety by reference to the Asset Purchase Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.  Other Events.

         On June 19, the Registrant issued, and filed with the Securities and Exchange Commission under cover of a Current Report on Form 8-K, a press release announcing the execution of the Asset Purchase Agreement. That press release also indicated that (i) following completion of the Asset Sale, East intends to undertake consideration, in due course, of one or more transactions designed to maximize stockholder value; (ii) East management currently anticipates that such a transaction may take the form of a corporate dissolution, the liquidation of its remaining assets and the ultimate distribution to stockholders of any assets remaining after satisfaction of East's liabilities; (iii) as East is the Registrant's sole operating subsidiary, after the Asset Sale and in light of East's consideration of its future course of action, the Registrant likewise expects to undertake consideration of one or more transactions designed to maximize stockholder value; (iv) to the extent that East ultimately elects to dissolve, the Registrant

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anticipates that it is likely that it will elect to dissolve, liquidate its remaining assets and, after satisfaction of its liabilities, including personnel termination and related costs, transaction expenses and final liquidation costs, distribute to its stockholders any remaining assets; (v) any such dissolution and plan of distribution of the Registrant's assets would be subject to approval by both the Registrant's Board of Directors and its stockholders; and (vi) neither the Registrant nor East currently is able to estimate the time that might be required to decide upon its future course of action or, if it elects to liquidate, the time required to obtain stockholder approval for, or to effect, such a liquidation, or the amount of residual assets, if any, that ultimately may be available for distribution to its stockholders, provided that under the terms of the Asset Purchase Agreement, no distribution to stockholders may be made by East until at least one year following the closing of the Asset Sale.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (a) Not applicable.

        (b) The pro forma financial information required by Item 7(b) of Form 8-K will be filed within 60 days following the date on which this Report on Form 8-K was required to be filed.

        (c) Exhibits

            99.1 Asset Purchase Agreement dated as of June 18, 2003 by and among
                 Insituform Technologies, Inc. and Insituform East, Incorporated and its Subsidiaries (as defined therein).

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2003                                       CERBCO, Inc.
                                                --------------------------------
                                                          (Registrant)


                                                By: /s/ Robert W. Erikson
                                                --------------------------------
                                                    Robert W. Erikson
                                                    President

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                                  EXHIBIT INDEX

Exhibit  Description

99.1 Asset Purchase Agreement dated as of June 18, 2003 by and among Insituform Technologies, Inc. and Insituform East, Incorporated and its Subsidiaries (as defined therein).